Exhibit (h)

Dated August 26, 2020

KfW as Issuer

and

Citibank N.A., London Branch as paying agent and registrar in respect of the Issuer’s global bonds denominated in Euro, global notes denominated in U.S. dollars, Canadian dollars and in other currencies

and

Citibank Europe Plc, Frankfurt Branch as additional paying agent in respect of the Issuer’s global bonds denominated in Euro, global notes denominated in U.S. dollars, Canadian dollars and in other currencies

AGENCY AGREEMENT

HENGELER MUELLER Frankfurt am Main

THIS AGREEMENT is made on August 26, 2020 BETWEEN:

(1)	KfW (the “Issuer”), and

(2)	Citibank N.A., London Branch (“Citibank”), with registered office located at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, and

(3)	Citibank Europe Plc, Frankfurt Branch (“Citibank Europe”), with registered office located at Reuterweg 16, D-60323 Frankfurt am Main, Germany

WHEREAS:

(A)

The Issuer, Citibank and Citibank Europe wish to record in this Agency Agreement (the “Agency Agreement”) the arrangements between them in relation to the offering and selling from time to time of global notes by the Issuer denominated in Euro (“Euro-Bonds”), U.S. dollars (“USD-Notes”), Canadian dollars (“CAD-Notes”) and any currency other than U.S. dollars, Euro or Canadian dollars (the “Designated Currencies”) as designated from time to time in the Conditions applicable to a particular issue of Notes (the “Designated Currency-Notes”).

(B)

The Issuer wishes to engage Citibank as registrar and paying agent in respect of its Euro-Bonds, USD-Notes, CAD-Notes and Designated Currency-Notes, and, to the extent required by law, Citibank Europe, to act as additional paying agent.

IT IS HEREBY AGREED as follows:

1.	CERTAIN DEFINITIONS AND INTERPRETATION

1.1.	The following terms shall, unless the context otherwise requires, have the respective meanings indicated below:

“Agent(s)” means the Euro Registrar, the Euro Paying Agent, the U.S. Registrar, the U.S. Paying Agent, the CAD Registrar, the CAD Paying Agent, the Registrar for Designated Currency-Notes, the Paying Agent for Designated Currency-Notes, the Additional Paying Agent (if applicable), the Calculation Agent (if applicable), the Determination Agent (if applicable) and the Exchange Rate Agent (if applicable).

“Calculation Agent”, if applicable, means the Relevant Paying Agent in its capacity as calculation agent in respect of the Notes or any other calculation agent appointed by the Issuer in accordance with this Agency Agreement.

“Clearing System(s)” means Clearstream Banking AG, Frankfurt am Main (also known as CBF), Euroclear Bank SA/NV (also known as Euroclear), Clearstream Banking, S.A. (also known as CBL and together with Euroclear the “ICSDs”), and The Depository Trust Company (also known as DTC) as the case may be; and “Relevant Clearing System” means, in the case of Euro-Bonds, CBF and DTC, in the case of Designated Currency-Notes, the ICSDs and DTC, and in the case of USD-Notes and CAD-Notes, DTC.

“Conditions” means the terms and conditions applicable to a particular issue of Euro-Bonds, USD-Notes, CAD-Notes or Designated Currency-Notes, forming part of the Global Certificate(s), and “Master Conditions” means the forms of the terms and conditions set out in Schedule 1A (in respect of Euro-Bonds), Schedule 1B (in respect of USD-Notes), Schedule 1C (in respect of CAD-Notes), and Schedule 1D (in respect of Designated Currency-Notes) attached hereto.

“Determination Agent”, if applicable, means any determination agent appointed by the Issuer in accordance with this Agency Agreement.

“Exchange Rate Agent”, if applicable, means Citibank, in its capacity as exchange rate agent for the purpose of converting the Conversion Amount into U.S. dollars (i) in the cases of Euro-Bonds and Designated Currency-Notes, where DTC-Holders do not elect to receive payments in Euro or the Designated Currency, as applicable, and (ii) in the cases of CAD-Notes where Holders do not elect to receive payments in Canadian dollars, or any other exchange rate agent that the Issuer may appoint in accordance with this Agency Agreement.

“Frankfurt Business Day” means any day (other than a Saturday or Sunday) on which credit institutions are open for business in Frankfurt am Main.

“Global Certificate” means each of the CBF Global Certificate and the DTC Global Certificate representing a particular issue of Euro-Bonds; the ICSD Global Certificate and the DTC Global Certificate representing a particular issue of Designated Currency-Notes; and the Global Certificate representing a particular issue of USD-Notes or CAD-Notes. A Global Certificate kept in custody for DTC representing a particular issue of Euro-Bonds, USD-Notes, CAD-Notes or Designated Currency-Notes, as the case may be, may consist of one or more global certificates to the extent required by the rules and procedures of DTC. In the event that more than one global certificate is required, each such global certificate shall be identical except for the principal amount thereof and any identifying notations. References herein to “Global Certificate kept in custody for DTC” include, if applicable, any such multiple global certificates.

“Master Global Certificates” means the forms of Global Certificates set out in Schedule 2A (in respect of Euro-Bonds), Schedule 2B (in respect of USD-Notes), Schedule 2C (in respect of CAD-Notes) and Schedule 2D (in respect of Designated Currency-Notes) attached hereto.

“New York Business Day” means any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York.

“Note(s)” means any of the Euro-Bonds, the USD-Notes, the CAD-Notes or the Designated Currency-Notes, or all of them.

“Paying Agent(s)” means any of the Euro Paying Agent, the USD Paying Agent, the CAD Paying Agent or the Paying Agent for Designated Currency-Notes, or the Additional Paying Agent or all of them, and “Relevant Paying Agent” means the Paying Agent who acts as Paying Agent for a particular issue of Notes.

“Registrar(s)” means any of the Euro Registrar, the USD Registrar, the CAD Registrar or the Registrar for Designated Currency-Notes, or all of them, and “Relevant Registrar” means the Registrar who acts as Registrar for a particular issue of Notes.

“Supplemental Agency Agreement” means an agreement in or substantially in the form of Schedule 3 attached hereto (or in such other form as the parties thereto may agree) which shall be supplemental to this Agreement.

1.2.

Terms not defined in this Agreement shall have the same meanings as in the Master Conditions. Any reference herein to “Frankfurt” shall be a reference to Frankfurt am Main, Federal Republic of Germany (“Germany”) and any reference herein to “New York” shall be a reference to The City of New York in the State of New York, United States of America (“USA”). Any reference herein to the “Principal Financial Centre of the Designated Currency” shall be a reference to the principal financial centre of the country issuing the Designated Currency if and to the extent so specified in § 5(4) of the Conditions of the relevant Designated Currency-Notes.

2.	APPOINTMENTS

2.1.	The Issuer hereby appoints:

2.1.1

Citibank to act as Registrar and Paying Agent in respect of Euro-Bonds of the Issuer (the “Euro Registrar” and the “Euro Paying Agent”) and, to the extent required by law, Citibank Europe, to act as Additional Paying Agent (the “Additional Paying Agent”);

2.1.2

Citibank to act as Registrar and Paying Agent in respect of USD-Notes of the Issuer (the “USD Registrar” and the “USD Paying Agent”) and, to the extent required by law, Citibank Europe, to act as Additional Paying Agent;

2.1.3

Citibank to act as Registrar and Paying Agent in respect of CAD-Notes of the Issuer (the “CAD Registrar” and the “CAD Paying Agent”) and, to the extent required by law, Citibank Europe, to act as Additional Paying Agent;

2.1.4

Citibank to act as Registrar and Paying Agent in respect of Designated Currency-Notes of the Issuer (the “Registrar for Designated Currency Notes” and the “Paying Agent for Designated Currency-Notes”) and, to the extent required by law, Citibank Europe, to act as Additional Paying Agent.

2.2.

Citibank and Citibank Europe hereby accept their respective appointment and agree to act in such capacities and perform those duties set out in the terms and conditions of this Agency Agreement, the Conditions of the relevant Notes and any Supplemental Agency Agreement.

3.	SUPPLEMENTAL AGENCY AGREEMENTS; THE NOTES

3.1.

On or before the Closing Date (as defined in Clause 3.2) for any issue of Notes, the Issuer and the relevant Agent shall enter into a Supplemental Agency Agreement subjecting such Notes to the provisions of this Agency Agreement and appointing any additional Agent as the case may be. The form(s) of the Global Certificate(s) and of the Conditions applicable to the Notes shall be appended to the Supplemental Agency Agreement.

3.2.

Any issue of Notes will be represented by one or more Global Certificates as shall be specified in the Conditions. The Conditions shall be attached to, or endorsed upon, each Global Certificate. Each Global Certificate shall be signed manually by two authorized representatives of the Issuer and dated the date for payment of the net subscription amount for the Notes to the Issuer (the “Closing Date”). Each Global Certificate shall be authenticated manually by or on behalf of the Relevant Registrar.

3.3.	The parties expect that the Global Certificate(s) and the Conditions will generally be substantially in the form of the Master Global Certificates and the Master Conditions.

4.	ISSUANCE OF NOTES

4.1

Upon the conclusion of any subscription agreement for the issuance of any Notes, the Issuer shall deliver to Citibank the Global Certificate(s) executed on behalf of the Issuer in relation to a specific issuance. In respect of the CBF Global Certificate in case of Euro-Bonds, the Issuer shall deliver the CBF Global Certificate authenticated by or on behalf of the Relevant Registrar directly to CBF, unless otherwise agreed with Citibank.

4.2	The Relevant Registrar shall hold in safe custody all unauthenticated Global Certificates in accordance with Subsection 4.1 above and shall ensure that the same are authenticated and delivered only in accordance with the terms hereof and, if applicable, the relevant Global Certificate(s).

4.3.

The Relevant Registrar is authorized by the Issuer to authenticate such Global Certificate as may be required hereunder by the signature of any person duly authorized for such purpose by such Registrar.

4.4	In respect of USD-Notes, CAD-Notes and, in case of Euro-Bonds and Designated Currency-Notes, the DTC Global Certificate, Citibank will act as custodian for DTC.

5.	PAYING AGENCY

5.1.	In order to provide for the payment of the principal of, and interest on, the Notes, as such payment shall become due and payable the Issuer shall:

5.1.1

in the case of Euro-Bonds, and subject to Clause 5.5 below, pay to the Euro Paying Agent the amount in Euro of interest on, or principal of, all the Notes outstanding or maturing on such due date in same day funds by 12 p.m. (noon) in Frankfurt on each payment date to such account at such bank in the Eurozone as the Euro Paying Agent may specify;

5.1.2

in the case of USD-Notes pay to the USD Paying Agent the amount in USD of interest on, or principal of, all the Notes outstanding or maturing on such due date in same day funds by 12 p.m. (noon) in New York on each payment date to such account at such bank in New York as the U.S. Paying Agent may specify;

5.1.3

in the case of CAD-Notes pay to the CAD Paying Agent the amount in CAD of interest on, or principal of, all the Notes outstanding or maturing on such due date in same day funds by 12 p.m.(noon) in New York on each payment date to such account at such bank in New York as the CAD Paying Agent may specify;

5.1.4

in the case of Designated Currency-Notes pay to the Paying Agent for Designated Currency-Notes the amount in the Designated Currency of interest on, or principal of, all the Notes outstanding or maturing on such due date in same day funds by 12 p.m. (noon) in the Principal Financial Centre of the Designated Currency, unless otherwise specified in the Supplemental Agency Agreement, or such other time as may be specified by the Paying Agent for Designated Currency-Notes with three Frankfurt and New York Business Days prior notice to the Issuer on each payment date to such account at such bank in the Principal Financial Centre of the Designated Currency as the Paying Agent for Designated Currency-Notes may specify.

The Issuer hereby authorizes and directs the Relevant Paying Agent, from the amounts so paid to it to make payment of the principal of, and interest on, the Notes, as specified in Clause 5.3 below, on the relevant payment date as set forth in the Conditions.

5.2.

Subject to Clause 5.5 below, the Relevant Paying Agent shall give payment instructions by facsimile or authenticated SWIFT message to the Issuer not later than five Frankfurt Business Days prior to each payment date stating the amount of principal and/or interest payable by the Issuer on the payment date and the account and bank to which payment is to be made.

5.3.

Out of the sums paid to the Euro Paying Agent in respect of interest and principal on the Euro-Bonds, the Euro Paying Agent, subject to Clause 5.5 below, shall make payment to CBF in Euro and through Citibank to, or to the order of, the Registered Holder of the DTC Global Certificate, as stipulated in Clause 10.1 and 10.2 below, in the amounts specified in the payment provisions of the Conditions. The Euro Paying Agent shall obtain from the Euro Registrar, and such Registrar shall supply, such details as are required for the Euro Paying Agent to make payment as stated above.

Out of the sums paid to the Paying Agent for Designated Currency-Notes in respect of interest and principal on the Designated Currency-Notes, such Paying Agent shall make payments to, or to the order of, the Registered Holder of the ICSD Global Certificate in the designated currency and to, or to the order of, the Registered Holder of the DTC Global Certificate, as stipulated in Clause 10.3 and 10.4 below, in the amounts specified in the payment provisions of the Conditions. The Paying Agent for Designated Currency-Notes shall obtain from the Registrar for Designated Currency-Notes, and such Registrar shall supply, such details as are required for the Paying Agent for Designated Currency-Notes to make payments as stated above.

Out of the sums paid to the U.S. Paying Agent in respect of interest and principal on the USD-Notes, the U.S. Paying Agent shall make payment to, or to the order of, the Registered Holder of the Global Certificate as specified in the Conditions.

Out of the sums paid to the CAD Paying Agent in respect of interest and principal on the CAD-Notes, the CAD Paying Agent shall make payment to, or to the order of, the Registered Holder of the Global Certificate, as stipulated in Clause 10.5 and 10.6 below, in the amounts specified in the payment provisions of the Conditions.

If for any reason (other than negligence or willful misconduct on the part of the Relevant Paying Agent or its officers, employees or agents) the Relevant Paying Agent does not, by the time specified in Clause 5.1, receive unconditionally the full amount payable by the Issuer to the Relevant Paying Agent on the relevant payment date in respect of all the outstanding Notes, the Relevant Paying Agent shall forthwith notify the Issuer by facsimile and shall not be bound to make any payment of principal or interest in respect of the Notes until it has received to its order, subject to Clause 5.5, the full amount of the moneys then due and payable in respect of all the outstanding Notes, provided, however, that if the Relevant Paying Agent shall, in its discretion, make any payment of principal or interest on or after the payment date therefore in respect of the Notes prior to its unconditional receipt, subject to Clause 5.5, of the full amount payable in respect of all outstanding Notes, the Issuer will promptly pay such amount to the Relevant Paying Agent and shall compensate the Relevant Paying Agent at an agreed-upon rate for the use of such funds.

5.4.

Without prejudice to the obligations of the Issuer to make payments in accordance with the provisions of Clause 5.1, if payment of the appropriate amount shall be made by or on behalf of the Issuer later than the time specified in Clause 5.1, but otherwise in accordance with the provisions thereof, the Relevant Paying Agent shall forthwith give notice to the Relevant Clearing System that it has received such amount. Promptly after the receipt of the appropriate amount the Relevant Paying Agent shall make or cause to be made payments as provided in Clauses 5.1, 5.2 and 5.3.

5.5.

With regard to any Euro-Bonds, the Euro Paying Agent and the Issuer agree that until further written notice by the Issuer to the Euro Paying Agent, on each date on which any payment of principal or interest on any such Euro-Bonds becomes due, the Issuer itself shall make payment of any amount payable to CBF in accordance with the payment provisions of the Conditions directly to, or to the order of, CBF. Notwithstanding the foregoing, on each date on which any payment of principal or interest on any such Euro-Bonds becomes due, the Issuer shall continue to pay to the Euro Paying Agent in Euro any amount payable to, or to the order of, the Registered Holder of the DTC Global Certificate in accordance with the payment provisions of the Conditions, and the Euro Paying Agent shall make payment to, or to the order of, the Registered Holder of the DTC Global Certificate, as stipulated in Clause 10.1 and 10.2 below, in the amounts specified in the payment provisions of the Conditions. The Euro Registrar shall deliver to the Euro Paying Agent such details as are required for the Issuer to make payment as set forth in this Clause 5.5 and the Euro Paying Agent shall notify the Issuer of these details in accordance with Clause 5.2.

5.6.

If the Issuer should default in the payment of principal under the Notes, the Relevant Paying Agent agrees, upon consultation with the Issuer, to calculate the default rate of interest, from time to time applicable, referred to in the interest provisions of the Conditions.

5.7.

The Agent may deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that: it shall not be liable to anyone for interest on any sums held by it pursuant to this Agreement. No moneys held by the Paying Agent need to be segregated except as required by law and as a result such moneys shall not be held in accordance with the United Kingdom’s Financial Conduct Authority’s (or any regulatory authority that may succeed it as a United Kingdom regulator) Client Money Rules. In respect of monies paid to it relating to any Notes, the Relevant Paying Agent shall not be entitled to exercise any lien, right of set-off or similar claim, and shall not be liable for interest thereon.

5.8.

All payments by the Relevant Paying Agent hereunder shall be made without the Relevant Paying Agent charging any commission, fee or cost to the Relevant Clearing System or to any Holder, except as expressly provided for in the payment provisions of the Conditions.

5.9.	The Relevant Paying Agent shall maintain records of all payments made in respect of the Notes and shall make such records available to the Issuer upon reasonable request.

5.10.

The Issuer will use the proceeds of the issue of the Notes and the Relevant Paying Agent will provide its services hereunder only in compliance with applicable laws. The compliance measures applied include a review of economic sanctions administered or enforced by the U.S. Government (including OFAC), the United Nations Security Council, the European Union, Monetary Authority of Singapore (MAS) or Her Majesty’s Treasury. The Issuer takes adequate measures to ensure compliance with the law to the extent (i) these sanctioning provisions are applicable to the Issuer and (ii) that the relevant Issuer’s compliance with such sanctions comply with law applicable to the Issuer, in particular Section 7 of the German Foreign Trade Ordinance (Aussenwirtschaftsverordnung) or any similar applicable anti-boycott statute or regulation.

Notwithstanding anything else herein contained, the Agents may, after consultation, to the extent legally permissible, with the Issuer, refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to Germany, the European Union, the United States of America or, in each case, any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

6.	PUBLICATION OF NOTICES AND DOCUMENTS FOR INSPECTION

6.1.

On behalf and at the request and expense of the Issuer, the Relevant Paying Agent shall cause to be published any notices and give any notices to the Relevant Clearing System required to be given by the Issuer in accordance with the Conditions.

6.2.

The Issuer shall provide the Relevant Paying Agent at the time agreed with the Relevant Paying Agent from time to time, which will be in case of a publication in a newspaper at least 10 Frankfurt Business Days prior to publication date, with a copy of all notices in final form to be issued in connection with the Notes.

6.3.

The Issuer shall provide to the Relevant Paying Agent sufficient copies of all documents required by the Conditions to be available for issue or inspection, and the Relevant Paying Agent shall make such copies available to Holders upon their request.

7.	EARLY REDEMPTION AND REPAYMENT OF NOTES

7.1

If the Issuer decides to redeem any outstanding Notes prior to their Maturity Date in accordance with the Conditions, it shall give notice of such decision to the Relevant Paying Agent not later than 3.00 p.m., Frankfurt time, on the fifth Frankfurt Business Day immediately preceding the date on which the notice shall be published in accordance with the Conditions. The Relevant Paying Agent shall publish and deliver to the Relevant Clearing System such notice not later than three Frankfurt Business Days immediately preceding such date.

7.2

The Relevant Paying Agent shall, upon receipt of any repayment notice by the Registered Holder of the Global Certificate(s) representing Notes the Conditions of which provide for repayment at the option of the Holders, notify forthwith the Issuer thereof. The Relevant Paying Agent shall, upon payment by the Issuer of the applicable repayment price, together with accrued interest to the applicable repayment date, cancel the Notes in accordance with Clause 8.

8.	CANCELLATION OF NOTES

8.1.

Promptly upon the Issuer’s request, the Relevant Registrar shall take all measures necessary to cancel any Notes which the Issuer has repurchased or whose maturity has been accelerated pursuant to the Conditions and which the Issuer has transferred for that purpose to the Relevant Paying Agent’s account with the Relevant Clearing System. The Relevant Registrar shall cause any such Notes (i) when represented by a CBF Global Certificate, to be cancelled in accordance with the procedures established for that purpose by CBF, resulting in a decrease in the aggregate amount of Notes represented by such CBF Global Certificate by the aggregate amount of Notes so cancelled, (ii) when represented by a ICSD Global Certificate, to be cancelled in accordance with the procedures established for that purpose by the ICSDs, resulting in a decrease in the aggregate amount of Notes represented by such ICSD Global Certificate by the aggregate amount of Notes so cancelled, and (iii) when represented by a Global Certificate in the case of USD-Notes and CAD-Notes , or a DTC Global Certificate in the case of Euro-Bonds or Designated Currency-Notes, respectively, to be cancelled in accordance with the procedures established for that purpose by DTC, resulting in a decrease in the aggregate amount of Notes represented by such Global Certificates by the aggregate amount of Notes so cancelled.

8.2.

On the same day such cancellation is effected, the Relevant Registrar shall record such cancellation of Notes on the Register in such a way that the aggregate amount of Notes cancelled at any time together with the aggregate principal amount of Notes then outstanding and represented by the Global Certificate shall equal the aggregate principal amount of Notes originally issued by the Issuer.

8.3.

At the Issuers request, the Relevant Registrar shall furnish the Issuer within ten Frankfurt Business Days from the date of such cancellation with a certificate of cancellation signed by an authorized officer confirming cancellation of such Notes and the corresponding decrease of the relevant Global Certificate.

9.	DUTIES OF THE REGISTRAR

The Registrar shall maintain the Register pertaining to Euro-Bonds, USD-Notes, CAD-Notes and Designated Currency-Notes, as the case may be, in London in each case in accordance with the Conditions and subject to reasonable market practice. The respective Register shall show the aggregate amount of Notes represented by each Global Certificate at the date of issue and all subsequent transfers and exchanges involving a change in such amounts and the names of the Relevant Clearing System or its nominee (each a “Payee”). In accordance with reasonable practice, on the first Frankfurt Business Day after the Record Date for any interest payment on the Euro-Bonds or the Designated Currency-Notes, as the case may be, the Relevant Registrar shall send the payment details in respect of the Payee and the accounts to which transfers should be made to the Relevant Paying Agent. On the first New York Business Day after the Record Date for any interest payment on the USD-Notes or the CAD-Notes, the Relevant Registrar shall send the payment details in respect of the Payee and the respective accounts to which transfers should be made to the Relevant Paying Agent.

Transfers or exchanges of Euro-Bonds will be made in accordance with the Conditions, the procedures established for this purpose between CBF, DTC and the Registrar, and CBF’s and DTC’s regulations applicable to such transfers or exchanges. Any such transfer or exchange which results in a change to the principal amount of Euro-Bonds held through CBF and DTC, respectively, is required to be notified by CBF and DTC to the Registrar as a transfer from one Global Certificate to the other. The Registrar shall promptly enter details of the transfer or exchange in the Register pertaining to the Euro-Bonds, which entry shall, without further action, cause the principal amount of each Global Certificate to be amended accordingly.

9.3.

Transfers or exchanges of Designated Currency-Notes will be made in accordance with the Conditions, the procedures established for this purpose between the ICSDs, DTC and the Registrar, and the ICSDs’ and DTC’s regulations applicable to such transfers or exchanges. Any such transfer or exchange which results in a change to the principal amount of Designated Currency-Notes held through the ICSDs and DTC, respectively, is required to be notified by the ICSDs and DTC to the Registrar as a transfer from one Global Certificate to the other. The Registrar shall promptly enter details of the transfer or exchange in the Register pertaining to the Designated Currency-Notes, which entry shall, without further action, cause the principal amount of each Global Certificate to be amended accordingly.

9.4.

The Registrar shall ensure that no transfers or exchanges of Euro-Bonds or Designated Currency-Notes, as the case may be, shall take place during the period commencing on the Record Date and ending on the related payment date (both dates inclusive) as provided in the Conditions.

9.5.

The Registrar shall at all reasonable times during office hours make the relevant Register available to the Issuer and the Paying Agent or any person authorized by either of them for inspections and for the taking of copies thereof or extracts therefrom, and the Registrar shall deliver to such persons information contained in the Register or relating to the Notes as they may reasonably request.

9.6

The Registrar shall cause any Global Certificate which is redeemed to be cancelled and after cancellation to be destroyed in accordance with the procedures established for that purpose by the Relevant Clearing System and shall at the Issuers request, furnish the Issuer within ten Frankfurt Business Days from the date of redemption with a certificate of destruction signed by an authorized officer confirming destruction of such Global Certificate.

10.	PAYMENTS TO DTC HOLDERS IN RESPECT OF EURO-BONDS OR DESIGNATED CURRENCY-NOTES AND PAYMENTS TO HOLDERS OF CAD-NOTES

10.1.

All amounts of principal and interest due in respect of the Euro-Bonds which are represented by the DTC Global Certificate (each a “DTC EUR Amount”) shall be paid in U.S. dollars (each such payment being referred to herein as a “Dollar Payment”), unless DTC has advised that the relevant Holder has made an effective election to receive all or a portion of its payment in Euro outside DTC (each a “Euro Payment”) in accordance with the procedures described in the payment provisions of the Conditions.

10.2.	The Euro Paying Agent shall, from each DTC EUR Amount received by it, make Dollar Payments and Euro Payments in accordance with the payment provisions of the Conditions.

10.3.

All amounts of principal and interest due in respect of the Designated Currency-Notes which are represented by the DTC Global Certificate (each a “DTC Designated Currency Amount”) shall be paid in U.S. dollars (each such payment being referred to herein as a “Dollar Payment”), unless DTC has advised that the relevant Holder has made an effective election to receive all or a portion of its payment in the Designated Currency outside DTC (each a “Designated Currency Payment”) in accordance with the procedures described in the payment provisions of the Conditions.

10.4.

The Paying Agent for Designated Currency-Notes shall, from each DTC Designated Currency Amount received by it, make Dollar Payments and Designated Currency Payments in accordance with the payment provisions of the Conditions.

10.5.

All amounts of principal and interest due in respect of the CAD-Notes (each a “CAD Amount”) shall be paid in U.S. dollars (each such payment being referred to herein as a “Dollar Payment”), unless DTC has advised that the relevant Holder has made an effective election to receive all or a portion of its payment in Canadian dollars outside DTC (each a “CAD Payment”) in accordance with the procedures described in the payment provisions of the Conditions.

10.6.	The CAD Paying Agent shall, from each CAD Amount received by it, make Dollar Payments and CAD Payments in accordance with the payment provisions of the Conditions.

11.	FURTHER DUTIES OF THE ISSUER

If the Issuer is, in respect of any payment, required to withhold or deduct any amount for or on account of taxes or duties of whatever nature as specifically contemplated under the Conditions, the Issuer shall give notice thereof to the Relevant Paying Agent as soon as it becomes aware of the requirement to make such withholding or deduction and shall give to the Relevant Paying Agent such information as it shall require to enable it to comply with such requirement.

12.	APPOINTMENT AND DUTIES OF THE EXCHANGE RATE AGENT

12.1

Citibank shall act as Exchange Rate Agent in respect of a specific issuance of Notes for which an Exchange Rate Agent is needed, unless another institution is appointed as Exchange Rate Agent in respect of such issuance in accordance with the Conditions. The Relevant Paying Agent shall inform the Exchange Rate Agent in a timely manner before any date on which a conversion is required to be made, taking into consideration the Conditions.

12.2

Notwithstanding the Relevant Paying Agent’s obligations with respect to the conversion of the Conversion Amount pursuant to the Conditions, the Exchange Rate Agent shall in respect of each issuance of Notes in relation to which it is appointed act as agent for the Relevant Paying Agent and perform such determinations and calculations as specified in the Conditions.

13.	APPOINTMENT AND DUTIES OF THE CALCULATION AGENT

13.1

The Calculation Agent in respect of a specific issuance of Notes shall act in accordance with the Conditions. If the Relevant Paying Agent shall act as Calculation Agent, such fact will be indicated in the Supplemental Agency Agreement. The Issuer will notify the Calculation Agent by forwarding the applicable pricing prospectus according to the time-line agreed with the Calculation Agent.

13.2	Subject to Clause 13.4, the Calculation Agent shall in respect of each issuance of Notes in relation to which it is appointed as such:

13.2.1	obtain such quotes and rates and/or make such determinations, calculations, adjustments and notifications as may be required to be made by it as specified in the Conditions;

13.2.2

maintain a record of all quotations obtained by it and of all amounts, rates and other items determined or calculated by it and make such record available for inspection at all reasonable times during normal business hours by the Issuer and the Relevant Paying Agent; and

13.2.3	shall communicate to the Relevant Paying Agent in a timely manner the determinations and calculations made by such Calculation Agent in respect of such Notes.

13.3	If the Calculation Agent is unable for any reason to perform the duties specified in Clause 13.2.1 above, it shall forthwith notify the Issuer and the Relevant Paying Agent of such fact.

13.4

If the Issuer has appointed a Determination Agent with respect to which the Calculation Agent is appointed, the determinations made by such Determination Agent in respect of the bases (such as interest rates, conversion rates, prices, indices or otherwise) for the calculations to be made by such Calculation Agent communicated by the Determination Agent to the Calculation Agent shall be binding on the Calculation Agent.

14.	CONDITIONS OF APPOINTMENT

14.1.	The obligations of the Agents hereunder shall be several, and not joint.

14.2.

The Issuer will pay to the Agents a remuneration for all services rendered by the Agents in connection with the Notes and reimburse the Agents for the expenses (including fees for legal and other professional advisers) incurred in connection with their appointment or the exercise of their powers and duties hereunder; all as separately agreed upon by the Agents and the Issuer.

14.3.

The Issuer will indemnify and hold harmless each of the Agents against any loss, liability or expense which it may incur or which may be made against it arising out of or in connection with its appointment or the exercise of its power and duties hereunder, except such as may result from such Agent’s own negligence or willful misconduct or that of its officers, employees or agents.

14.4.

Each Agent will indemnify and hold harmless the Issuer against any loss, liability or expense incurred by the Issuer resulting from the negligence or willful misconduct on the part of such Agent (or such Agent’s officers, employees or agents) and arising out of or in connection with such Agent’s duties hereunder.

14.5.	The indemnity provisions under Clauses 14.3 and 14.4 shall survive the termination or expiry of this Agreement and the removal/ resignation of the Agent’s.

14.6.

Any Agent may consult with legal and other professional advisers selected in good faith and satisfactory to it, and the legal or other professional opinion of such advisers, as the case may be, shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and in accordance with such opinion.

14.7.

Each of the Agents shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction or communication from the Issuer or any document reasonably believed by it to be genuine and to have been delivered, signed or sent by the proper party or parties, except as may result from its own negligence or willful misconduct or that of its officers, employees or agents.

The Agents shall be entitled to do nothing, without liability, if conflicting, unclear or equivocal instructions received or in order to comply with any Applicable Law. In the event that the Agents receive conflicting, unclear or equivocal instructions, the relevant Agent shall promptly following receipt of these instructions, notify the Issuer and request clarification.

14.8.	In acting hereunder and in connection with the Notes, the Agents do not assume any fiduciary duties or relationship of agency or trust for the Holders, and shall not have any obligation towards them.

14.9.	Nothing herein shall be deemed to require any Agent to advance its own funds in the performance of its duties hereunder.

Any Agent and any other person, whether or not acting for itself, may acquire, hold or dispose of any Bond or other security (or any interest therein) of the Issuer or any other person, may enter into or be interested in any contract or transaction with any such person, and may act on, or as depository, trustee or agent for, any committee or body of holders of securities of any such person, in each case with the same rights as it would have had if that Agent were not an Agent and need not account for any profit.

15.	CHANGES IN AGENTS

15.1.

The Issuer may terminate the appointment of any Agent at any time by giving the relevant Agent at least 30 days’ written notice to that effect specifying the date on which such removal shall become effective.

15.2.	Any Agent may resign at any time by giving the Issuer at least 45 days’ written notice to that effect specifying the date on which such resignation shall become effective.

15.3.

No removal under Clause 15.1 or resignation under Clause 15.2 shall take effect until a successor Agent has been appointed by the Issuer or, in accordance with Clause 15.4, on behalf of the Issuer and such Agent has accepted such appointment. A successor Agent shall be appointed by the Issuer by an instrument in writing given to the successor Agent. The Issuer will inform the superseded Agent in written form about its successor Agent immediately after the appointment of such successor Agent and acceptance by the latter of such appointment. Upon the appointment of such successor Agent, the acceptance by it of such appointment and the expiry of the notice period set forth under Clause 15.1 or Clause 15.2, respectively, the Agent so superseded shall cease to be an Agent hereunder.

15.4.

In case of a removal of any Agent in accordance with Clause 15.1 or in case of a resignation of any Agent in accordance with Clause 15.2, that Agent shall be entitled on behalf of and in consultation with the Issuer to appoint as a successor Agent in its place a reputable financial institution having the capability to assume the function of its predecessor Agent, if the Issuer has not appointed a successor Agent by the day falling 10 days before the expiry of the notice period set forth under Clause 15.1 or 15.2, respectively. The Agent will inform the Issuer in written form about its successor Agent immediately after the appointment of such successor Agent and acceptance by the latter of such appointment. Upon the appointment of such successor Agent, the acceptance by it of such appointment and the expiry of the notice to be given under Clause 15.1 or 15.2, respectively, the Agent so superseded shall cease to be an Agent hereunder. The relevant Agent will bear its own costs incurred by its resignation.

15.5.

Notwithstanding the foregoing, the Issuer may terminate the appointment of any Agent at any time with immediate effect and without notice (fristlos) by an instrument in writing if such Agent or any affiliated company (verbundenes Unternehmen) of such Agent shall become unable to properly perform its duties under this Agreement, or shall admit in writing its inability to pay or meet its debts as they severally mature, or shall be subject to a banking moratorium declared under any law, or shall make an assignment or an arrangement for the benefit of its creditors, or shall enter into liquidation, or shall file a petition in bankruptcy or become or be declared bankrupt or insolvent, or if an order of any court shall be entered approving any petition filed by or against the Agent or any affiliated company of such Agent under the provisions of the relevant bankruptcy legislation or under the provisions of any similar legislation, or the Agent or any affiliated company of such Agent shall consent to the appointment of a receiver or an administrator of all or any substantial part of its property or such receiver or administrator shall be appointed, or if any public officer shall take charge or control of the Agent or any affiliated company of such Agent or of its property or affairs, or in the case of any event similar to the foregoing affecting such Agent or any affiliated company of such Agent. As soon as reasonably practicable the Issuer shall appoint a successor Agent in written form, such appointment becoming effective with its acceptance by the successor Agent. Until the effectiveness of the appointment of the successor Agent all rights and duties of any such Agent hereunder will be assumed by the Issuer.

15.6.

Any Agent appointed hereunder shall execute and deliver to the Issuer an instrument accepting such appointment and, without any further act, deed or conveyance, upon its appointment becoming effective, any successor Agent shall become vested with all the authorities, rights, powers, immunities, duties and obligations of such predecessor with like effect as if originally named as Agent in accordance with this Agreement, and such predecessor Agent shall upon payment by the Issuer of any amounts due and payable to the predecessor Agent under Clauses 14.2 and 14.3 of this Agreement become obliged to deliver and pay over to any such successor Agent, and any such successor Agent shall be entitled to receive, all moneys (other than moneys received by the predecessor Agent from the Issuer in respect of amounts paid under Clauses 14.2 and 14.3 of this Agreement), documents and records held by the predecessor Agent hereunder. On the termination of its appointment the Agent shall pass all records and documents held by it pursuant to this Agreement to the respective successor Agent.

15.7.

Upon its resignation or removal taking effect, the Paying Agent shall hold all moneys deposited with or held by it hereunder in respect of the Notes to the order of the successor Paying Agent, but shall have no other duties or responsibilities hereunder and shall be entitled to the payment by the Issuer of its remuneration for services rendered hereunder and to the reimbursement of its expenses incurred up to its resignation or removal taking effect in accordance with the terms of Clause 15.3.

15.8.	Each Agent shall give not less than 30 days’ written notice to the Issuer of any proposed change in its specified office.

15.9.

Any change in any Agent shall be notified by the Issuer to the respective other Agents and to the Payees. The Issuer shall also give or cause notice thereof to be given to the Holders in accordance with the Conditions.

16.	NOTICES

16.1.

Unless hereunder otherwise specifically provided, any order, notice, request, direction or other communication from the Issuer made or given in relation to the Notes under any provision of this Agreement shall be sufficient if it is signed by two duly authorized officers of the Issuer, and delivered by the Issuer to the Registrar and the Paying Agent.

16.2.	Notices shall be addressed to the relevant party hereto as follows:

(a)	If to the Issuer:

KfW Palmengartenstraße 5-9
60325 Frankfurt am Main
Federal Republic of Germany

Telefax: 0049 69 7431 4324
Attention: Bereich FM

(b)	If to Registrar(s) or Paying Agent(s):

Citibank N.A., London Branch
Citigroup Centre,
Canada Square,
Canary Wharf,
London E14 5LB,
United Kingdom Attention:
PPA Payments

Fax: + 353 1 622 0866
E-mail: ppa.payments@citi.com
registrars@citi.com

(c)	If to the Additional Paying Agent:

Citibank Europe Plc, Frankfurt Branch
Reuterweg 16
D-60323
Frankfurt am Main

Attention:	Agency & Trust
Fax:	+49-69-2222-9586
E-mail:	frankfurt.agencyandtrust@citi.com

or at any other address of which any of the foregoing shall have notified the others in accordance with this Clause 16.2.

17.	BUSINESS CONTINUITY MANAGEMENT

The Agent has established and maintains a business continuity management program that follows industry regulation and best practice. The Agent will send the Issuer upon request the latest version of its Global Business Continuity Management Program Client Disclosure.

18.	MISCELLANEOUS

18.1.

This Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective provision contained herein, or in any manner which the parties hereto may mutually deem necessary or desirable and which shall not be inconsistent with the Notes and which shall not, in their opinion, be materially prejudicial to the interest of the Holders.

18.2.	This Agreement shall in all respects be governed by and construed in accordance with the laws of the Federal Republic of Germany without regard to conflict of laws principles.

18.3.	Any action or other legal proceedings arising out of or in connection with this Agreement shall be brought in the District Court (Landgericht) in Frankfurt am Main, Germany.

18.4.	This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts hereof shall constitute a single instrument.

This Agreement has been entered into on the date stated at the beginning.

KfW

/s/ Tim Armbruster	/s/ Jochen Leubner
Senior Vice President and Treasurer	Vice President

Citibank N.A., London Branch

/s/ Jason James
Director

Citibank Europe Plc, Frankfurt Branch

/s/ Jason James
Director

Schedule 1A

German Language Version of the

TERMS AND CONDITIONS OF EURO-BONDS

ANLEIHEBEDINGUNGEN FÜR EURO-SCHULDVERSCHREIBUNGEN

[to be inserted]

Non-binding English Translation of the

TERMS AND CONDITIONS OF EURO-BONDS

[to be inserted]

Schedule 1B

English Language Version of the TERMS AND CONDITIONS OF USD-NOTES

[to be inserted]

Non-binding German Translation of the

TERMS AND CONDITIONS OF USD-NOTES

ANLEIHEBEDINGUNGEN FÜR USD-SCHULDVERSCHREIBUNGEN

[to be inserted]

Schedule 1C

English Language Version of the TERMS AND CONDITIONS OF CAD-NOTES

[to be inserted]

Non-binding German Translation of the

TERMS AND CONDITIONS OF CAD-NOTES

ANLEIHEBEDINGUNGEN FÜR CAD-SCHULDVERSCHREIBUNGEN

[to be inserted]

Schedule 1D

English Language Version of the TERMS AND CONDITIONS OF DESIGNATED CURRENCY-NOTES

[to be inserted]

Non-binding German Translation of the

TERMS AND CONDITIONS OF DESIGNATED CURRENCY-NOTES

ANLEIHEBEDINGUNGEN FÜR DESIGNATED CURRENCY-SCHULDVERSCHREIBUNGEN

[to be inserted]

Schedule 2A

German Language Version of the

FORM OF THE CBF GLOBAL CERTIFICATE FOR EURO-BONDS

[to be inserted]

Non-binding English Translation of the

FORM OF THE CBF GLOBAL CERTIFICATE FOR EURO-BONDS

[to be inserted]

German Language Version of the

FORM OF THE DTC GLOBAL CERTIFICATE FOR EURO-BONDS

[to be inserted]

Non-binding English Translation of the

FORM OF THE DTC GLOBAL CERTIFICATE FOR EURO-BONDS

[to be inserted]

Schedule 2B

English Language Version of the FORM OF THE GLOBAL CERTIFICATES FOR USD-NOTES

[to be inserted]

Non-binding German Translation of the FORM OF THE GLOBAL CERTIFICATES FOR USD-NOTES

[to be inserted]

Schedule 2C

English Language Version of the FORM OF THE GLOBAL CERTIFICATES FOR CAD-NOTES

[to be inserted]

Non-binding German Translation of the FORM OF THE GLOBAL CERTIFICATES FOR CAD-NOTES

[to be inserted]

Schedule 2D

English Language Version of the

FORM OF THE ICSD GLOBAL CERTIFICATE FOR DESIGNATED CURRENCY-NOTES

[to be inserted]

Non-binding German Translation of the FORM OF THE ICSD GLOBAL CERTIFICATE FOR DESIGNATED CURRENCY-NOTES

[to be inserted]

English Language Version of the FORM OF THE DTC GLOBAL CERTIFICATE FOR DESIGNATED CURRENCY-NOTES

[to be inserted]

Non-binding German Translation of the FORM OF THE DTC GLOBAL CERTIFICATE FOR DESIGNATED CURRENCY-NOTES

[to be inserted]

Schedule 3

FORM OF SUPPLEMENTAL AGENCY AGREEMENT

Supplement No.: ● to the

Agency Agreement

dated [●] between

KfW (the “Issuer”),

Citibank N.A., London Branch (“Citibank”) and

Citibank Europe Plc, Frankfurt Branch (“Citibank Europe”),

as amended from time to time

This Agreement between the Issuer and Citibank as registrar and paying agent as well as Citybank Europe as additional paying agent [(the “Agent[s]”)] is in relation to the issue of debt securities (the “Issue”) identified below and supplemental to the above-referenced Agency Agreement (the “Agency Agreement”). The parties hereby reconfirm the terms and conditions of the Agency Agreement and agree that the Issue shall be subject in all respects to such terms and conditions. The term “Issue” means the [insert currency and amount] [Floating Rate] Global [Bonds] [Notes] due [●] (the [”Notes”] [”Bonds”]) to be issued on [●] which will be evidenced by the Global Certificates attached hereto in Annexes 1 and 2 and governed by the Terms and Conditions of the [Notes] [Bonds] (the “Conditions”) attached hereto in Annex 3.

[KfW hereby appoints the Paying Agent as Calculation Agent in relation to this Issue.]

This Agreement constitutes an authorization of Citibank to authenticate the Global Certificates.

KfW

Citibank N.A.

Citibank Europe Plc

Dated: [●]

Annex 1

[English][German] Language Version of the

FORM OF THE GLOBAL CERTIFICATES

[To be attached]

Annex 2

Non-Binding [English][German] Translation of the

FORM OF THE GLOBAL CERTIFICATES

[To be attached]

Annex 3

TERMS AND CONDITIONS OF THE NOTES

[To be attached]